Exhibit 10.21

February 4, 2019

Lauren A. Harrington

Dear Lauren:

We are pleased to inform you of your promotion within the Executive Leadership Council (ELC).

Enclosed are three copies of the Offer Detail Summary highlighting the compensation terms and conditions associated with your new role. We ask that you please retain one copy for your records and return two signed copies of this letter to Erin Duclos, Vice President, Talent Acquisition.

In addition with this promotion, you are required to sign a new Agreement Relating to Employment and Post-Employment Competition. This new agreement will supersede and replace the Non-Competition Agreement you signed on August 25, 2009. Please sign, date, and return both copies with the signed Offer Detail Summary. We will return a fully executed copy for your records.

This promotion is contingent on the successful completion of a background check and drug screening.

If you have any questions, or if I may be of any help to you, please do not hesitate to call me at 215.238.3201. Congratulations!

Sincerely,

/s/ Lynn McKee
Lynn McKee
Executive Vice President, Human Resources

Please sign and date below acknowledging that you have received this letter and accepted our offer.

Accept:	Lauren Harrington
(Please Print Name)

	/s/ Lauren Harrington	February 19, 2019
	(Please Sign Name)	Date

Exhibit 10.21

Lauren A. Harrington
Offer Detail Summary
February 4, 2019

Title:	Senior Vice President and General Counsel Aramark

Level:	Executive Leadership Council Band 2

Reports To:	Eric Foss, Chairman, President & CEO Aramark

Location:	Philadelphia, PA

Effective Date:	March 4, 2019

Base Salary:	$435,000

Bonus:
You will continue to be eligible to participate in Aramark’s Management Incentive Bonus (MIB) Plan for Fiscal Year 2019.  As further described in the Plan, if you are eligible to receive a Management Incentive Bonus, the amount of your Bonus will be determined on the basis of both the performance of Aramark and your performance measured against certain annual financial and non-financial goals.  The current guideline for your position is a target bonus of 85% of base salary. Your actual bonus paid for Fiscal Year 2019 will be prorated as appropriate.

Exhibit 10.21

Equity Incentives:
We will recommend to the Compensation and Human Resources Committee that you be awarded equity grants with a value of $500,000.

Aramark’s current practice sets the value of these awards as follows:
30% time based non-qualified stock options, 50% performance stock units and 20% time based restricted stock units. Please note that Aramark reserves the right to modify such practice at any time. The value of the time based non-qualified stock options will be based on their Black Scholes value as determined by Aramark. The exercise price of the stock options will be equal to the fair market value of Aramark stock on the date of grant, as such fair market value is defined under the 2013 Stock Incentive Plan.  The value of the restricted stock units and performance stock units will be based on the fair market value of the restricted stock units and the target number of performance stock units.

The stock options will generally vest over 4 years, 25% each year.  The performance stock units have a vesting period of 3 years, with the number of performance stock units that are eligible to vest determined based on achievement by Aramark of the applicable performance targets as provided in the performance stock unit award.  The restricted stock units will generally vest over 4 years, 25% each year.  The actual terms and conditions of the stock options, performance stock units (including the performance targets) and restricted stock units, in each case including the vesting terms, will be set forth in the award agreement and grant details for each such instrument that will be provided to you electronically following the grant.

Your equity grants described above are subject to approval and generally will be granted around the time of a future quarterly Compensation and Human Resources Committee meeting where awards are considered.

Benefits:
You will continue to be eligible to participate in the standard Aramark Benefits Program, as well as the Benefits/Perquisites Programs in place for ELC members, which are subject to change from time to time.

Auto Allowance:	You will be eligible to receive an auto allowance of $1,100 per month. This amount is subject to all applicable withholding taxes, is paid monthly and is not pro-rated.

This offer letter, along with the agreements referenced herein, sets forth the entire understanding of the parties with respect to all aspects of the offer. Any and all previous agreements or understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this offer letter.